Stock Purchase Agreement

This Stock Purchase Agreement, the "Agreement," is made this 4th day of April, 2001 by and between:

NETWEB ONLINE, INC. ("Purchaser"), a Florida corporation in good standing maintaining its principal place of business in Boca Raton, Florida, or its nominees or assigns;

and DAVID W. LARRY ("Seller"), a resident of Pompano Beach, Florida; and the sole shareholder of MICRO BYTES COMPUTER CENTERS, INC., the ("Company"), being a Florida corporation in good standing maintaining its principal place of business in Pompano Beach, Florida.

WHEREAS, the Purchaser desires to purchase all of the issued and outstanding shares of Capital Stock of the Seller, and

WHEREAS, the Seller desires to sell the aforementioned Shares on good terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein stated, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

1. RECITALS. The foregoing recitals are hereby deemed an integral part of the terms and conditions of this Agreement.

2. PURCHASE AND SALE. The Purchaser shall purchase, and the Seller shall sell the described securities on the terms as herein contained.

3. PURCHASE PRICE. The Purchase Price of the described shares and warrants shall be paid by an exchange of 120,426 restricted shares of NWOL (being the Purchaser's publicly traded parent company's shares) to be paid on Closing by delivery to Seller of certificates representing those shares, subject to the applicable transfer restrictions, if any, imposed under the Federal Securities Act of 1933. The aforesaid shares are to be based on the proposed post-merger recapitalization of NWOL.

4.    SELLER'S  OBLIGATION  ON  CLOSING.  On  Closing  the  Seller shall deliver
Certificates representing all of the shares of the Company's Capital Stock together with a medallion signature guaranteed Assignment/Stock Power. Further, Seller shall cause to be delivered a duly executed Consent to the transaction by the Company's Board of Directors which shall also nominate and elect at least two representatives of Purchaser to serve on the Company's Board of Directors and as corporate officers. It is expressly acknowledged that Seller shall continue to serve as a Director and officer of the Company after the Closing, and is being nominated to serve as a director of NWOL.

5. PURCHASER'S OBLIGATION ON CLOSING. On Closing, the Purchaser shall tend to Seller the Purchase Price as provided in paragraph 3 above.

6.    CLOSING.

      6.1 CLOSING DATE. The Closing shall take place on or about May 16, 2001, or on such other date as to be within 24 hours of May 15, 2001. Annual Meeting of the Shareholders of NWOL, whose shareholders are required to approve this transaction, at such place and or at a time as may be mutually acceptable to the parties.

      6.2 CONDITIONS TO CLOSING. The Closing shall be subject to satisfaction of the performance of the following conditions:

           (i) that the representations and warranties of the parties contained hereinafter, are true and correct and shall be so as of the Closing Date;

           (ii) that the parties have each performed all conditions imposed by this Agreement;

           (iii) that each of the parties has completed its required "due diligence" investigation of the other to its total satisfaction;

           (iv) that all documents and payments required hereunder shall be delivered to the respective parties by the other at the time of Closing.

      6.3 FAILURE TO CLOSE. In the event either side fails to Close this transaction as provided for any reason whatsoever, the Agreement shall be deemed terminated and neither party shall have any monetary or specific performance recourse against the other.

7.    SELLER'S  REPRESENTATIONS  AND  WARRANTIES.

      7.1 ORGANIZATION AND GOOD STANDING OF THE COMPANY. The Company is a corporation duly organized and validly existing, and in good standing under the laws of the State of Florida, and pursuant to said laws is fully entitled to own or lease property and to carry on any and all lawful business operations.

      7.2 The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will have been duly authorized by the written consent of the Board of Directors in so far as such consent shall be required.

      7.3 That by itself the transaction will not result in a breach of default or otherwise create a lien, security interest or encumbrance upon the subject securities, or the assets, if any, of the Company.

      7.4 That the Company's audited financial statements as presented, at least ten (10) days prior to Closing shall be true and accurate.

      7.5 CAPITALIZATION. All of the shares of Capital Stock of the Company were validly issued, fully paid and non-assessable. There are no other securities, warrants, options, rights or similar commitments issued and outstanding.

      7.6 AUTHORITY OF SELLER, CONSENTS; EXECUTION OF AGREEMENTS. Seller has all requisite power, authority and capacity to enter into this Agreement and to deliver the performance required herein. No consent, authorization, approval, license, permit or order of any person or governmental authority is required in connection with the execution hereof, or the completion of the performance of the parties hereunder. This Agreement, validly executed and delivered by the Seller constitutes a valid and legally binding obligation, enforceable in accordance with its terms and conditions except as otherwise may be limited or imposed by applicable statutes, rules and regulations.

       7.7 SHARES AND WARRANTS. The Shares of Capital Stock are free and clear of all liens, pledges, hypothecation, options, contracts and other encumbrances, except by the terms and conditions of this Agreement and pursuant to applicable laws.

       7.8 AS OF CLOSING DATE. Based upon information and belief, Seller warrants and represents that the representations herein contained are true and correct in all respects.

8.    PURCHASER'S  REPRESENTATIONS  AND  WARRANTIES.

      8.1 PURCHASER'S AUTHORITY. Purchaser has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. No consent, authorization, approval, license, permit or order of any person or governmental authority is required in connection with the execution hereof and the performance called for herein. This Agreement has been duly executed and delivered by Purchaser, and constitutes a valid and legally binding obligation, enforceable in accordance with its terms and conditions, except as otherwise may be limited or imposed by applicable statutes, rules and regulations.

       8.2  PURCHASE  PRICE  (SHARES).

            8.2-1 The Common Stock of NWOL (Purchaser's parent) are presently approved for and are trading in the public market on the OTC Bulletin Board under the symbol, NWOL.

            8.2-2 The Shares to be issued in this transaction will not be registered under the Securities Act of 1933, as amended, the "Act", or under any applicable state blue sky laws.

            8.2-3 The NWOL shares to be issued to Seller will be deemed Investment Shares, for his own account without a present view towards the further distribution and or public sale thereof.

            8.2-4 The Seller is an experienced and sophisticated investor, able to understand the consequences of making this investment, including that the Shares being acquired may be illiquid for a significant period of time. Further, Seller has the requisite business experience and knowledge in financial and business matters that he is fully capable of evaluating the risks and merits of acquiring the Shares.

            8.2-5 The Seller is aware that the Shares may not be sold or otherwise transferred unless such Shares are registered under the Act, or qualify pursuant to an exemption from such registration requirements.

9. ANTI-DILUTION PROVISION. The shares to be issued to the Seller pursuant to this agreement will represent approximately 24.5% of the total issued and outstanding shares of NWOL. For a period of One (1) year from the Closing Date, the Seller or his nominees or assigns, shall be protected from any and all diminution in that percentage by the subsequent issuance of shares, up to a maximum of Five (5,000,000) Million additional shares issued to third parties. This anti-dilution provision shall be null and void in the event that such retained shares are subsequently the subject of an effective registration statement prior to the termination of the One year period.

10. SURVIVAL OF REPRESENTATIONS. Notwithstanding any right of either of the parties to investigate the affairs of the Company and or NWOL, each of the parties hereto shall have the right to rely upon the representations and warranties of the other.

11. NOTICES. All notices required or permitted hereunder shall be in writing and if not delivered to the other party in person, shall be made by express mail or private courier, with proof of delivery, upon actual receipt by the party being noticed, or such party's representative, at the addresses provided by the parties for such purpose.

12.   MISCELLANEOUS.

      12.1 APPROVALS. The completion of this proposed transaction is subject to the affirmative vote of the shareholders of NETWEB ONLINE.COM, INC. at the entity's Annual Meeting scheduled for May 15, 2001, or any adjournment thereof.

      12.2 ASSIGNMENT. This Agreement may not be assigned without the prior written approval of the other party.

      12.3 FURTHER DOCUMENTS. All parties agree to provide and or execute any and all other documents which may be required to complete this transaction.

      12.4 CAPTIONS. All captions are used herein for convenience and not to define, limit, expand or prescribe the scope of the contents.

      12.5 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties, and may only be altered, changed or otherwise amended by an instrument in writing duly signed by the other party.

      12.6 APPLICABLE LAW. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Florida.

      12.7 WAIVER OF PERFORMANCE. Unless reserved in writing, either party may waive a required performance by the other party, and such waiver shall not thereafter be enforceable in equity or in law.

      12.8 SEVERABILITY. The unenforceability of one provision herein shall not by itself invalidate or make any other provisions unenforceable. This Agreement will be reformed, construed and enforced as if such invalid, illegal or otherwise unenforceable provision was not contained herein.

      12.9 BINDING. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, personal representatives and their successors and assigns.

     12.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESSS WHEREOF, the parties have respectively caused this Agreement to be executed on the date first above written.

WITNESS:                                 SELLER:


/s/  Suzy  Pfeiler                       /s/  David  W.  Larry
------------------                         ---------------------
Suzy  Pfeiler                              David  W.  Larry

WITNESS:                                PURCHASER:
                                        NETWEB  ONLINE,  INC.

/s/  Suzy  Pfeiler                      By:  /s/  Paul  M.  Galant
------------------                           ---------------------
Suzy  Pfeiler                                Paul  M.  Galant,
                                             Secretary/Treasurer

The undersigned executes this Agreement in behalf of and for Micro Bytes Computer Centers, Inc., the Company. It is hereby specifically acknowledged that as an incentive to the completion of the business transaction set forth in said Agreement, the Company does hereby agree to be bound by any provisions therein that may impose an obligation of specific performance upon the Company.

ATTEST:                                 MICRO  BYTES  COMPUTER  CENTERS,  INC.


/s/  Suzy  Pefiler                      By:  /s/  David  W.  Larry
------------------                          -----------------------
Suzy  Pfeiler                               David  W.  Larry,  CEO